Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-215046 and 333-212780) of Univar Inc. and in the related Prospectus, Registration Statement (Form S-8 No. 333-205176) pertaining to the Univar Inc. 2015 Omnibus Equity Incentive Plan, the Univar Inc. 2011 Stock Incentive Plan, and the Univar Inc. Employee Stock Purchase Plan and Registration Statement (Form S-8 No. 333-217757) pertaining to the Univar Inc. 2017 Omnibus Equity Incentive Plan of our reports dated February 28, 2018, with respect to the consolidated financial statements of Univar Inc., and the effectiveness of internal control over financial reporting of Univar Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP
Chicago, Illinois
February 28, 2018